Exhibit 5

IRREVOCABLE PROXY

The undersigned Shareholder (“Shareholder”) of Computer Vision Systems Laboratories, Corp., a Florida corporation (the “Company”), hereby (i) irrevocably grants to, and appoints, Rochon Capital Partners, Ltd., a Texas limited partnership (“RCP”), and any person designated in writing by RCP, and each of them individually, Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote all of the Covered Shares or grant a consent or approval in respect of the Covered Shares, in accordance with the terms of this proxy (this “Proxy”) and (ii) revokes any and all proxies heretofore given in respect of the Covered Shares.

This Proxy is granted pursuant to that certain Voting Agreement, dated as of March 18, 2013, by and among Shareholder, RCP and the Company (the “Voting Agreement”).  For the purposes of this Proxy, “Covered Shares” means (i) all shares of common stock of the Company (“Common Stock”) and any other equity securities of the Company which are beneficially owned by Shareholder or any of its Affiliates as of the date hereof and (ii) all shares of Common Stock and any other equity securities of the Company which are beneficially owned by Shareholder or any of its Affiliates and are acquired after the date hereof and prior to the termination of the Voting Agreement.  The Covered Shares as of the date hereof are set forth on the signature page hereof.

Shareholder hereby further affirms that the irrevocable proxy set forth in this Proxy is coupled with an interest and may under no circumstances be revoked.  Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  Without limiting the generality of the foregoing, this Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 607.0722 of the Florida Business Corporation Act.

The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned at any time after the date hereof and prior to the termination of the Voting Agreement to act as the undersigned’s attorney-in-fact and proxy to vote the Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Covered Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the shareholders of the Company and in every written consent in lieu of such a meeting:

Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.  In the event of a conflict or inconsistency between this Proxy and the Voting Agreement, the Voting Agreement shall control.

If any provision of this Proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy.  Each provision of this Proxy is separable from every other provision of this Proxy, and each part of each provision of this Proxy is separable from every other part of such provision.

Dated as of March 18, 2013

The Tamala L. Longaberger Revocable Trust

By:	/s/ Tamala L. Longaberger
Tamala L. Longaberger, Trustee

Address:

One Market Square
1599 East Main Street
Newark, OH 43055

Shares: 32,500,000